EXHIBIT 99.2

EMCORE CORPORATION
Pro Forma Condensed Consolidated Statement of Operations
(in thousands)
(unaudited)

	Year Ended September 30, 2005
	Pro forma as reported	Pro forma adjustments	Pro forma as adjusted
	(*)	(a)
Revenue	$115,367	$-	$115,367
Cost of revenue	96,025	-	96,025
Gross profit	19,342	-	19,342

Operating expenses:
Selling, general and administrative	22,566	-	22,566
Research and development	14,691	-	14,691
Total operating expenses	37,257	-	37,257

Operating loss	(17,915)	-	(17,915)

Other expenses (income):
Interest income	(1,081)	-	(1,081)
Interest expense	4,844	-	4,844
Equity in net loss of GELcore investment	112	(112)	-
Total other expenses	3,875	(112)	3,763

Loss from continuing operations	$(21,790)	$(112)	$(21,678)

Per share data:
Loss from continuing operations per basic and diluted share	$(0.46)	$-	$(0.46)

Weighted average number of shares outstanding used in per basic and diluted share calculations	47,387	47,387	47,387

The accompanying notes are an integral part of these pro forma condensed consolidated financial statements.

EMCORE CORPORATION
Pro Forma Condensed Consolidated Statement of Operations
(in thousands)
(unaudited)

	Nine Months Ended June 30, 2006
	Pro forma as reported	Pro forma adjustments	Pro forma as adjusted
	(*)	(a)
Revenue	$108,167	$-	$108,167
Cost of revenue	86,241	-	86,241
Gross profit	21,926	-	21,926

Operating expenses:
Selling, general and administrative	23,896	-	23,896
Research and development	13,681	-	13,681
Total operating expenses	37,577	-	37,577

Operating loss	(15,651)	-	(15,651)

Other (income) expenses:
Interest income	(838)	-	(838)
Interest expense	3,987	-	3,987
Loss from convertible subordinated notes exchange offer	1,078	-	1,078
Equity in net loss of Velox investment	332	-	332
Equity in net income of GELcore investment	(21)	21	-
Total other expenses	4,538	21	4,559

Loss from continuing operations	$(20,189)	$21	$(20,210)

Per share data:
Loss from continuing operations per basic and diluted share	$(0.41)	$-	$(0.41)

Weighted average number of shares outstanding used in per basic and diluted share calculations	49,336	49,336	49,336

The accompanying notes are an integral part of these pro forma condensed consolidated financial statements.

EMCORE CORPORATION
Pro Forma Condensed Consolidated Balance Sheet
(in thousands)
(unaudited)

	As of June 30, 2006
	Pro forma as reported	Pro forma adjustments		Pro forma as adjusted
ASSETS	(*)
Current assets:
Cash and cash equivalents	$29,138	$100,000	(b)	$129,138
Restricted cash	1,303	-		1,303
Marketable securities	7,900	-		7,900
Accounts receivable, net	27,388	-		27,388
Receivables, related parties	482	(200)	(c)	282
Inventory, net	21,952	-		21,952
Prepaid expenses and other current assets	6,197	-		6,197
Total current assets	94,360	99,800		194,160

Property, plant and equipment, net	53,603	(8)	(c)	53,595
Goodwill	40,476	-		40,476
Intangible assets, net	6,446	-		6,446
Investments in unconsolidated affiliates	12,388	(11,407)	(d)	981
Receivables, related parties	169	-		169
Other assets, net	4,528	(352)	(d)	4,176

Total assets	$211,970	$88,033		$300,003

LIABILITIES and SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$20,692	$-		$20,692
Accrued expenses and other current liabilities	12,934	-		12,934
Notes payable, current portion	430	-		430
Total current liabilities	34,056	-		34,056

Notes payable, long-term	277	-		277
Convertible subordinated notes, long-term	95,895	-		95,895
Total liabilities	130,228	-		130,228

Commitments and contingencies

Shareholders’ equity:
Preferred stock, $0.0001 par, 5,882 shares authorized, no shares outstanding	-	-		-
Common stock, no par value, 100,000 shares authorized, 50,805 shares issued and 50,646 shares outstanding	410,153	-		410,153
Accumulated deficit	(326,328)	88,033		(238,295)
Treasury stock, at cost, 159 shares	(2,083)	-		(2,083)
Total shareholders’ equity	81,742	88,033		169,775

Total liabilities and shareholders’ equity	$211,970	$88,033		$300,003

The accompanying notes are an integral part of these pro forma condensed consolidated financial statements.

EMCORE Corporation
Notes to Unaudited Condensed Consolidated Pro Forma Financial Statements

NOTE 1.  Business Divesture.

On August 31, 2006, EMCORE sold its 49% membership interest in GELcore, LLC to the Lighting operations of GE Consumer & Industrial, a division of General Electric (GE) for $100.0 million in cash. GE owned a 51% membership interest in GELcore prior to acquiring the remaining 49% from EMCORE.

NOTE 2.  Basis of Presentation.

The preceding unaudited pro forma condensed consolidated financial information presented for the statements of operations for the year ended September 30, 2005 and the nine-month period ended June 30, 2006 is based upon the Company’s historical results of operations, adjusted to reflect the pro forma effect of excluding operations derived from the GELcore joint venture as of October 1, 2004. The preceding unaudited pro forma condensed consolidated financial information presented for the balance sheet as of June 30, 2006, is based upon the Company’s historical results, adjusted to reflect the pro forma effect of the sale of EMCORE’s 49% membership interest in GELcore as if it had occurred on June 30, 2006.

The unaudited pro forma condensed consolidated financial information is presented for illustrative purposes only and is not necessarily indicative of any future results of operations or the results that might have occurred had the disposition actually been completed on the indicated dates.

The historical consolidated financial information presented herein should be read in conjunction with the audited consolidated financial statements and notes thereto appearing in the Company’s Annual Report on Form 10-K for the year ended September 30, 2005, the unaudited consolidated financial statements and notes thereto included in the Company’s Quarterly Report on Form 10-Q for the nine months ended June 30, 2006, and the Company’s Current Report on Form 8-K filed on August 24, 2006.

The Company anticipates a gain on the disposition of approximately $88.0 million, before estimated income taxes, that has not been reflected in the pro forma statements of operations as the gain is considered to be non-recurring.  Pro-forma adjustments included in the pro forma condensed consolidated financial statements are as follows:

(*) as filed in the Company's Current Report on Form 8-K on August 24, 2006.

a)	The adjustments reflected in the condensed consolidated statements of operations eliminate EMCORE’s proportionate share of the results of operations of GELcore.

b)	This adjustment in the balance sheet reflects the net cash proceeds from the sale of EMCORE’s 49% membership interest in GELcore.

c)
These adjustments in the balance sheet reflect changes to the related party receivable and fixed assets being sold or otherwise disposed of as a result of the sale of EMCORE’s 49% membership interest in GELcore. Using the carrying value as of the June 30, 2006 consolidated balance sheet, total assets to be disposed of approximate $0.2 million.

d)	This adjustment in the balance sheet eliminates EMCORE’s investment in GELcore and various costs incurred as a result of the sale of GELcore.